						FS-9

ENTERGY LOUISIANA, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEETS
March 31, 2005
(Unaudited) ($ in millions)

	Entergy	Balance Sheets to Reflect Entries Made Upon Restructuring				Entergy Louisiana,
	Louisiana, Inc.	That is Proposed In Present Filing				Inc. Consolidated
	Before	Entergy	Entergy	Entergy Louisiana		After
	Restructuring	Louisiana, Inc.	Louisiana, LLC	Properties, LLC	Eliminations	Restructuring
ASSETS
Cash and cash equivalents	$169	$ -	$ 169	$ -	$ -	$169
Accounts receivable	274	-	274	-	-	274
Other current assets	120	-	120	-	-	120
Other property and investments	211	-	178	33	-	211
Utility plant, net	3,707	-	3,707	-	-	3,707
Deferred debits and other assets	484	-	484	-	-	484
Investment in Entergy Louisiana, LLC	-	1,038	-	-	(1,038)	-
Investment in Entergy Louisiana Properties, LLC	-	33	-	-	(33)	-
Total Assets	$4,965	$1,071	$4,932	$33	($1,071)	$4,965

LIABILITIES AND SHAREHOLDERS' EQUITY
Currently maturing long-term debt	$55	$ -	$ 55	$ -	$ -	$55
Other current liabilities	348	-	348	-	-	348
Long-term debt	931	-	931	-	-	931
Other non-current liabilities	2,560	-	2,560	-	-	2,560
Total liabilities	3,894	-	3,894	-	-	3,894

Shareholders' Equity:
Preferred stock without sinking fund	101	101	-	-	-	101
Common stock	1,087	1,087	-	-	-	1,087
Retained earnings	3	3	-	-	-	3
Less - treasury stock	120	120	-	-	-	120
Members' equity	-	-	1,038	33	(1,071)	-
Total equity	1,071	1,071	1,038	33	(1,071)	1,071

Total liabilities and equity	$4,965	$1,071	$4,932	$33	($1,071)	$4,965